TIMEBEAT.COM ASSET ACQUISITION AGREEMENT OF
                         WATCHZONE.NET AND WATCHZONE.TV

This Asset Acquisition Agreement (the "Agreement") is to be made effective on November 1, 2000 (the "Effective Date") between WatchZone.Net, Inc., a Colorado corporation ("Seller"), certain shareholders of Seller set forth on the signature pages hereto (the "Shareholders") and Timebeat.com, Inc.,a Nevada corporation ("Timebeat.com") with respect to the following facts:

RECITALS

A. Seller is the registered owner of the Internet domains listed on Exhibit A hereto (the "Domains").
B. Seller is also the beneficial owner, with the same registration rights of certain trademark/service mark registrations and certain common law trademark/ service mark rights in the Domains (collectively "Trademarks") (listed on Exhibit B hereto).
C. Seller owns the content and end user information (including e-mail addresses) available at the Domains and also the content and end user information (including e-mail addresses) available at the WatchZone.Net, Inc. domains
(the "Content").
D. Seller has agreed to assign the Domains, Trademarks (and associated goodwill) and Content, on the terms set forth below.
E.. This agreement is intended to replace and cancel the asset purchase agreement dated December 15, 1999.

AGREEMENT

1. ASSIGNMENT. The Seller hereby assigns, transfers and conveys to Timebeat.com all right, title and interest (including but not limited to any and all rights and interest under common law) in the Domains, the InterNic (or other relevant body) registrations of the same, the Trademarks and the Content. Seller further waives all claims it has to the Domains, Trademarks and Content and agrees to cease all use of the Domains, Trademarks and Content.
2. CONSIDERATION. In consideration of the assignments set forth in Section 1 hereof and Seller's representations, warranties and covenants made hereunder, Timebeat.com will pay to seller:
         A) Timebeat has issued to Seller or to his designees 225,000 stock options of Timebeat.com Common Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) (the "Options") at a strike price of $.56 Canadian. Seller acknowledges that 150,000 of these stock options were originally granted on December 15, 1999 whose exercise price has been reduced to $.56 Canadian and the remaining 75,000 stock options were granted on October 20, 2000. In addition both Timebeat.com and Seller acknowledge that 33,000 option of the 150,000 granted on December 15, 1999 have already been exercised leaving a remaining balance to be exercised of 117,000 options. A copy of those stock options agreements are attached in Exhibits C. Timebeat will not cancel those stock options for any reason.
         B) certain watches as described more fully in Exhibit D and
         C) accounting reconciliation as more fully outlined in Exhibit E
3. LIABILITIES. It is understood and agreed that Timebeat.com will not assume any direct or indirect debts, obligations or liabilities of the Seller of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown. Terry Allison ( the "Indemnifying Shareholder"), shall indemnify and hold harmless Timebeat.com and its transferees, successors and assigns for any liabilities, contingent or otherwise, associated with the


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Domains, Trademarks and Content (including but not limited to claims of trademark infringement) or otherwise associated with the business of Seller for a period of five years from the Closing; provided, however, that the amount, if any, to be paid by Indemnifying Shareholders to Timebeat.com under this Section 3 shall not exceed one hundred thousand dollars (US $100,000).
4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on November 6, 2000 (or such other time or by facsimile as the parties may agree). Upon closing the seller will notify internic and take the necessary steps to record ownership of the domain names watchzone.net and watchzone.tv in the name of "Timebeat.com Inc" and after receiving documentation of this transfer from Seller Timebeat will immediately send the Seller of a check from Timebeat in the amount of US $3,500 made payable to Terry Allison.
5. FURTHER ASSURANCES. The Seller shall assist Timebeat.com in every proper way to evidence, record and perfect the assignments described in Section 1 above and to perfect, obtain, maintain, enforce, and defend the rights assigned. For example, the Seller agrees that it will immediately apply for and effect re-registration of the Domains and Trademarks in Timebeat.com's name according to InterNic's (or other relevant body's) current policy. Seller intends to liquidate in accordance with Section 368 of the Code. Timebeat.com does not make any representation as to the applicability of Section 368 of the Code.
6. REPRESENTATIONS; WARRANTIES. The Seller and each of the Shareholders, jointly and severally, represent and warrant to Timebeat.com that:
         A. Seller is the sole owner (other than Timebeat.com) of all rights, title and interest in the Domains, Trademarks, Content and Contracts to be transferred by Seller.
         B. After the Closing, the Seller will discontinue all further use of the Domains, Trademarks and Content.
         C. Seller and Shareholders have full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of Seller and the Shareholders, enforceable in accordance with its terms.
         D. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Domains, Trademarks and Content to Timebeat.com and Timebeat.com's exercise of control over the Domains, Trademarks and Content after Closing, will conflict with any material contract or result in the creation of any lien, claim, security interest or encumbrance (collectively, "Lien") on the Domains, Trademarks and Content pursuant to, or relieve any third party of any obligation to the Seller or give any third party the right to terminate or accelerate any obligation.
         E. The Seller and the Shareholders acknowledge that Timebeat.com will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the sale of the Domains, Trademarks and Content.
         F. The Seller and the Shareholders represent that there are currently no pending, or to the knowledge of Seller and Shareholders, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations (including any regarding trademark infringement) by any individual or other entity against or relating to the Seller or the Shareholders, Domains, Trademarks and Content.
         G. Seller and Shareholders acknowledge that they have each relied on their own tax advisors for the advice regarding the tax consequences of the transactions contemplated by this Agreement and has not received tax advice with respect thereto from Timebeat.com or any of its officers, employees, or agents.

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         H. Seller and Shareholders acknowledge that they are each able to fend for themselves, can bear the economic risk of the investment, and have such knowledge and experience in financial, tax and business matters that they are capable of evaluating the merits and risks of the assignments provided for herein and the investment in the Options. Seller also represents it has not been organized for the purpose of acquiring the Options.
         I. Without in any way limiting the representations set forth above, Seller and Shareholders each further agree not to make any disposition of all or any portion of the Options unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6, provided and to the extent this Section are then applicable, and:
                  (i) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or
                  (ii) (A) Seller and Shareholders shall have notified Timebeat.com of the proposed disposition and shall have furnished Timebeat.com with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by Timebeat.com, Seller and Shareholders shall have furnished Timebeat.com with an opinion of counsel, reasonably satisfactory to Timebeat.com, that such disposition will not require registration of such options under the Act. It is agreed that Timebeat.com will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.
         N. It is understood that the certificates evidencing the Options and shares purchased under the Options may bear one or all of the following legends:
                  "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."
         O. The Seller and shareholder Terry Allison each represent that for a period of two (1) year from the date of this Agreement, Seller and Mr. Allison will not without the prior written consent of the Chief Executive Officer of Timebeat.com, which shall not unreasonably be withheld (except as an employee of Timebeat.com or a subsidiary of Timebeat.com), directly or indirectly,
                  (i) (A) Participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product related to the Domains, Trademarks and Content or (B) provide any service for any entity whose primary business is to develop or provide products and/or services similar to the Domains, Trademarks and Content (the "Business") in the international internet business (the "Geographic Scope of Employee's Business") or
                  (ii) Permit the name of Seller or Mr. Allison to be used in connection with a competitive Business.
7. REPRESENTATIONS; WARRANTIES. Timebeat.com represents, warrants and covenants to the Seller that:
         A. Timebeat.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Timebeat.com Company is a wholly-owned subsidiary of Timebeat.com Enterprises, Inc. a Yukon territory of Canada corporation.

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         B. Timebeat.com has full power and authority to enter into this
         Agreement, and this Agreement constitutes a valid and legally binding obligation of Timebeat.com, enforceable in accordance with its terms.
         C. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the certificate of incorporation or bylaws of Timebeat.com, or any provision of any material agreement or instrument to which Timebeat.com is a party.
8. MISCELLANEOUS. This Agreement shall be construed pursuant to the laws of the state of Colorado without regard to conflicts of laws provisions thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Denver, Colorado, by arbitration in accordance with the National Rules for the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Colorado for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
9. LIQUIDATED DAMAGES. The parties agree that the actual damages that might be sustained by Timebeat.com by reason of the breach by Terry Allison of Section 6 are uncertain and would be difficult to ascertain and that the sum of US
$20,000 would be reasonable compensation for such breach. Terry Allison hereby promises to pay, and Timebeat.com hereby agrees to accept, such sum as liquidated damages, and not as a penalty, in the event of such breach. The parties agree that the damages received by Timebeat.com pursuant to this section and pursuant to Section 10 of the Asset Acquisition Agreement of even date herewith between Timebeat.com and Terry Allison shall not, in the aggregate, exceed US $20,000.
10. LIQUIDATED DAMAGES. The parties agree that the actual damages that might be sustained by Terry Allison by reason of the breach by Timebeat.com of Section 6 are uncertain and would be difficult to ascertain and that the sum of US $20,000 would be reasonable compensation for such breach. Timebeat hereby promises to pay, and Terry Allison hereby agrees to accept, such sum as liquidated damages, and not as a penalty, in the event of such breach. The parties agree that the damages received by Terry Allison pursuant to this section and pursuant to
Section 10 of the Asset Acquisition Agreement of even date herewith between Timebeat.com and Terry Allison shall not, in the aggregate, exceed US $20,000.
11. BREACH. If a party is in breach of any requirement of this agreement, the party affected by such breach (the "Non-Breaching Party"), shall give written notice to other party within thirty (30) days of becoming aware of such breach, specifying the breach, and the Breaching Party shall not lose any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such breach, unless within thirty days (30) days after giving notice of breach by the Non-Breaching Party, the Breaching Party fails within such period to cure such breach, the Non-Breaching Party shall only then be entitled to seek any remedy it may have on account of such breach.
12. NOTICES: .The provisions of this paragraph shall apply to any notice contemplated or provided for in this Agreement.
         a. All notices shall be in writing and shall be made by registered or certified mail and by transmission by telecopy to such person at such person's telecopy number and email address to the attention of such person's Telecopy Addressee.
          b.  The notice addresses and telecopy numbers are:
                    i.   For TIMEBEAT.COM:  Timebeat.com Inc

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                                            711 South Carson Street, Suite 4
                                            Carson City NV 89701

                           With a copy to:  Thomas L. Crom
                                            P.O. Box 9
                                            Payson, AZ 85547-0009
                                            Telecopy (520) 474-8354
                                            Email address: tanne@goodnet.com

                    ii)  For Watchzone      Attention: Terry Allison
                                            1493 South Richfield Way
                                            Aurora, Co 80017
                                            Telecopy--(303) 369-6848
                                            Email address: watchzone@uswest.net

13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties here to have executed this Agreement effective as of the date first written above.


WatchZone.Net, Inc.




By:
       ----------------------------------------
Name: Terry Allison
Title: President



TIMEBEAT.COM, INC.                                TIMBEAT.COM ENTERPRISES INC.




By:                                               By:
     --------------------------                      ---------------------------
     Name: Thomas L. Crom                         Name: Thomas L. Crom


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     Title : Chairman                    Title:   Chairman



                          EXHIBIT A----LIST OF DOMAINS

WatchZone.Net, WatchZone.TV

             EXHIBIT B-LIST OF TRADEMARK/SERVICE MARK REGISTRATIONS

-none--------
                        EXHIBIT C-STOCK OPTION AGREEMENTS

Attached to all the stock option agreements will be a letter from Timebeat.com Enterprises Inc which states. "As required under the Asset Acquisiton Agreement dated October 26, 2000 these options can not be cancelled for any reason by Timebeat.com Enterprises Inc or Timebeat.com Inc."

   C-1--55,000  New stock options to Terry Allison granted on October 20, 2000
   C-2- 5,000   New Stock options to Eddie Rhodes granted on October 20, 2000
   C-3-5,000    New stock options to Bradley McInnes granted on October 20, 2000
   C-4--5,000   New stock options to Marc Levesque granted on October 20, 2000
   C-5- 5,000   New stock options to Ernie Romers granted on October 20, 2000
   C-6- 66,000  Repriced stock options (original number granted was 99,000 stock options) to Terry Allison granted on December 15, 1999
   C-7--22,500  Repriced stock options to Michael Sandler granted on
                December 15, 1999
   C-8- 9,000   Repriced stock options to Marc Levesque granted on December 15,
                1999
   C-9- 7,500   Repriced stock options to Eddie Rhodes granted on December 15,
                1999
   C-10 7,500   Repriced stock options to Ernie Romers granted on December 15,
                1999
   C-11 2,500   Repriced stock options to Bradley McInnes granted on December
                15, 1999

                       EXHIBIT D--LIST OF WATCHES RECEIVED

Two IWC Fliegerchronographs, One Omega Speedmaster, and Three Omega Seamaster Professionals.

                      EXHIBIT E--ACCOUNTING RECONCILIATION

INCOME- On behalf of Timebeat.com, Watchzone management received the following advertising revenues.
         From December 15, 1999 through September 30, 2000 a total of US $16,178.86 (Watchbuy- $4,300.00; Time of Switzerland $3,200.00; Silver
         Magic $4,348.00; Armadale $1,875.00 and Timebeat $2,455.86) . In
         addition there is an amount due of $1,000 from Value Swiss.
EXPENSE- On behalf of Timebeat.com Watchzone management incurred a total of US $3,045.69 of expenses. These expenses were: server $450.00; ebay $254.83; domain name renewal $ 35.00; purchase domain name watchzone.tv $50.00; Timebeat.com advertising $2,455.86) Net income-Under the prior agreement of December 15, 1999 50% of the advertising revenue or $8,589.43 would belong to Timebeat.com and the expenses of $3,045.69 would be paid by Timebeat.

The net due to Timebeat.com under the prior agreement would be $5,543.74. However in recognition of the extra effort put forth by Watchzone management Timebeat.com agrees that the Watchzone


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management can keep this amount. Terry Allison will retain this amount as additional compensation which can be allocated among the Watchzone management in his sole discretion.




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